Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NXT-ID, Inc. (a development stage company) on Form S-1 of our report dated January 30, 2013, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the  financial statements  of NXT-ID, Inc. as of December 31, 2011 and for the period from February 14, 2011 (inception) to December 31, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, NY

January 30, 2013